Exhibit 99.1

News From

Buena, NJ 08310

Release Date: March 18, 2019

Contact:	Damian Finio Teligent, Inc. (856) 697-4379 www.teligent.com

TELIGENT, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2018 RESULTS

BUENA, NJ - (GlobeNewswire) - Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Highlights

•Net revenues of $16.8 million in the fourth quarter of 2018, an increase of 14% over the same quarter in 2017, driven primarily by an increase of 39% in international revenues and a 19% increase in US topical revenues
•Gross margin of 34% for the fourth quarter of 2018, a decrease from the 40% reported in the same quarter in 2017

•Net revenues include $1.4 million of failure-to-supply fees incurred in the US, adding back these fees to revenues and gross profit would increase gross margin for the fourth quarter of 2018 from 34% to 39%

•Selling, general and administrative expenses in the fourth quarter of 2018 include a $1.9 million non-cash partial impairment loss on intangible assets acquired from AstraZeneca and Alveda (now Teligent Canada) in separate transactions in years prior

•Operating loss was $5.4 million in the fourth quarter of 2018, compared to an operating loss of $4.9 million in the same quarter in 2017

•Operating loss includes $3.6 million of research and development costs in the fourth quarter of 2018, compared to $5.9 million for the same period in 2017

•As a result of the fluctuation in foreign exchange rates during the fourth quarter of 2018, the Company recorded a non-cash loss in the amount of $1.3 million related to the foreign currency translation of our intercompany loans and other balances held in foreign currencies, compared to a non-cash gain in the amount of $1.1 million in the same quarter in 2017

•The Company received approval for four ANDAs during the fourth quarter for the following products: Fluocinonide Ointment USP, 0.05%, Fluocinonide Cream USP, 0.05%, Desoximetasone Ointment USP, 0.05%, and Gentamicin Sulfate Ointment USP, 0.1%

2018 Full Year Highlights
•Net revenues of $65.9 million in 2018, an increase of 9% over 2017, driven primarily by an increase of 53% in international   revenues and 19% in US Topical revenues

•Gross margin of 34% in 2018, a decrease from the 46% reported for 2017

•Selling, general and administrative expenses in 2018 include a $1.9 million non-cash partial impairment loss on intangible assets acquired from AstraZeneca and Alveda (now Teligent Canada) in separate transactions in years prior

• As a result of the fluctuation in foreign exchange rates in 2018, the Company recorded a non-cash loss in the amount of $3.4 million related to the foreign currency translation of our intercompany loans and other balances held in foreign currencies, compared to a non-cash gain in the amount of $7.7 million in 2017
•Operating loss was $15.1 million for the year ended December 31, 2018, which includes $3.4 million of one off expenses relating to failure-to-supply fees ($2.0 million), an increase in inventory reserves ($0.8 million) and an increase in bad debt reserves ($0.6 million), compared to the operating loss of $11.8 million for the same period in 2017
•For the year, we had 13 FDA approvals and 9 launches in the U.S. and 6 Health Canada approvals and 4 launches in Canada
Full Year 2019 Financial Guidance

For the year ending December 31, 2019, excluding any potential upside in revenues relating to the launch of the orphan drug but including projected incremental revenues from the sale of our first manufactured injectable products in the US, the Company anticipates i) double digit top line percentage growth with revenues in excess of $72.5 million, ii) a consolidated gross margin above 40%, iii) a consistent investment in R&D of $13 – 15 million and iv) an adjusted EBITDA margin greater than 10% after adding back any foreign currency gains or losses and non-cash stock expenses.
“Teligent’s fourth quarter 2018 and full year 2018 revenues reflect growth of 14% and 9%, respectively, evidencing the strength and diversity of both our US and Canadian portfolios.” said Jason Grenfell-Gardner, President and Chief Executive Officer.
Mr. Grenfell-Gardner remarked, “We received 13 ANDA approvals in 2018, four of which were in the fourth quarter of 2018, and two more in the first quarter of 2019 bringing our total to 34 approved ANDAs with 22 more on file with the FDA.” Mr. Grenfell-Gardner continued, “In 2019, our priorities are to prepare for the FDA’s prior approval inspection of our new injectable manufacturing facility and focus on operational execution to avoid the types of one-off expenses that dampened our bottom-line financial performance in 2018.”

"We are confident that Teligent will deliver both the top and bottom-line growth reflected in our 2019 guidance”, Mr. Grenfell-Gardner concluded.
About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future

ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA and Adjusted EBITDA which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net loss, plus:

Depreciation expense

Amortization of intangibles

Impairment losses

Interest expense, net

Non-cash interest expense, net

Provision for income taxes

Foreign currency exchange (loss)/gain

Non-cash expenses, such as share-based compensation expense

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance.

While the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense.  Due to the inherent limitations of EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

The Company also presents a non-GAAP financial measure of adjusted net income (loss) and adjusted net income (loss) per diluted share, to show the adjusted net income when EBITDA adjustments are added back or subtracted out of the traditional GAAP reported net income (loss). Adjusted diluted earnings per share, as defined by the Company, is equal to adjusted net income divided by the actual or anticipated diluted share count for the applicable period.

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share information)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Revenue, net	$16,777	$14,767	$65,865	$60,202

Costs and Expenses:
Cost of revenues	11,115	8,904	43,480	32,830
Selling, general and administrative expenses	7,476	4,928	23,408	19,904
Product development and research expenses	3,631	5,878	14,076	19,265
Total costs and expenses	22,222	19,710	80,964	71,999
Operating loss	(5,445)	(4,943)	(15,099)	(11,797)

Other Income (Expense):
Foreign currency exchange (loss)/gain	(1,300)	1,074	(3,371)	7,719
Debt partial extinguishment of 2019 Notes	(1,768)	—	(4,235)	—
Debt extinguishment of 2021 Term Loan	(1,315)	—	(1,315)	—
Interest and other expense, net	(4,534)	(2,467)	(12,298)	(11,198)
Loss before income tax expense	(14,362)	(6,336)	(36,318)	(15,276)

Income tax expense/(benefit)	28	(215)	(62)	(85)

Net loss	$(14,390)	$(6,121)	$(36,256)	$(15,191)

Basic and diluted loss per share	$(0.27)	$(0.11)	$(0.68)	$(0.28)

Weighted average shares of common stock outstanding:
Basic and diluted shares	53,772,913	53,393,952	53,592,930	53,323,954

TELIGENT, INC. AND SUBSIDIARIES
GROSS TO NET DEDUCTIONS
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Gross product sales	$33,477	$41,379	$158,278	$215,883

Reduction to gross product sales:
Chargebacks and billbacks	11,667	20,100	60,770	125,159
Wholesaler fees for service	2,729	1,334	5,503	7,049
Sales discounts and other allowances	3,778	6,546	32,414	32,720
Total reduction to gross product sales	18,174	27,980	98,687	164,928

Product sales, net	15,303	13,399	59,591	50,955

Contract manufacturing product sales	1,421	1,288	6,047	8,995

Research and development services and other income	53	80	227	252

Total product sales, net	$16,777	$14,767	$65,865	$60,202

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Net loss	$(14,390)	$(6,121)	$(36,256)	$(15,191)

Depreciation	876	447	2,579	1,711
Amortization of intangibles	794	787	3,096	2,930
Impairment losses	1,902	—	1,924	113
Interest (income)/expense, net	4,204	(48)	7,340	1,612
Non-cash interest expense	124	2,515	10,508	9,586
Provision for income taxes	28	(215)	(62)	(85)
EBITDA	(6,462)	(2,635)	(10,871)	676

Foreign currency exchange loss/(gain)	1,300	(1,074)	3,371	(7,719)
EBITDA, after foreign currency exchange loss/(gain)	(5,162)	(3,709)	(7,500)	(7,043)
Non-cash stock-based compensation expense	397	868	1,970	3,295
Adjusted EBITDA	(4,765)	(2,841)	(5,530)	(3,748)

Product development and research expenses	3,325	5,613	12,793	18,114

Adjusted EBITDA, before product development and research expenses	$(1,440)	$2,772	$7,263	$14,366

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTED NET LOSS
(in thousands, except share and per share information)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Net loss	$(14,390)	$(6,121)	$(36,256)	$(15,191)

Non-cash interest expense	124	2,515	10,508	9,586
Provision for income taxes	28	(215)	(62)	(85)
Amortization of intangibles	794	787	3,096	2,930
Impairment losses	1,902	—	1,924	113
Foreign currency exchange loss/(gain)	1,300	(1,074)	3,371	(7,719)
Non-cash stock-based compensation expense	397	868	1,970	3,295
Adjusted net loss	$(9,845)	$(3,240)	$(15,449)	$(7,071)

Non-GAAP adjusted net loss per diluted share	$(0.18)	$(0.06)	$(0.29)	$(0.13)